Exhibit 10.1
Second Amendment to Employment Agreement
     This Second Amendment to the Employment Agreement dated January 23, 2006 by and among David R. Asplund (the “Executive”) and Lime Energy Co. (formerly known as Electric City Corp.), a Delaware corporation (the “Company”), as amended on January 25, 2007 (this “Second Amendment”) is entered into as of October 1, 2007.
W I T N E S S E T H:
     WHEREAS, the Company and Executive are parties to that Employment Agreement dated January 23, 2006, as amended on January 26, 2007 (the “Employment Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement;
     WHEREAS, the Employment Period terminates on January 22, 2009, and the parties now find it desirable to extend the term of the Employment Agreement; and
     WHEREAS, the Company desires to grant the Executive additional stock options.
     NOW, THEREFORE, in consideration of the premises set forth above, the parties hereto hereby agree to the following amendment to the Employment Agreement:
     1. The second sentence of Section 1 is revised and replaced with the following sentence:
Mr. Asplund’s employment pursuant to this Agreement shall commence on January 23, 2006 and terminate on December 31, 2010, unless earlier terminated pursuant to the termination provisions of this Agreement.
     2. The first sentence of Section 3.1 is revised and replaced with the following sentence:
3.1 Term. The term of employment under this Agreement (the “Employment Period”) shall commence on January 23, 2006 and shall terminate on December 31, 2010 unless earlier terminated pursuant to the termination provisions set forth herein.
     3. Section 4.3(a) is hereby amended to add the following at the end thereof:
In addition to the Stock Options, the Executive is hereby granted additional stock options (the “Additional Stock Options”) to purchase 750,000 shares of the Company’s stock at a price equal to the closing market price of the Company stock on the date of this Second Amendment (the “Additional Stock Option Exercise Price”). Such Additional Stock Options shall vest in accordance with the following schedule:
•	On December 31, 2008, so long as Executive is employed by the Company on such date, Executive shall become immediately vested in Additional Stock Options to purchase 250,000 shares of the Company’s common stock;

•	On December 31, 2009, so long as Executive is employed by the Company on such date, Executive shall become immediately vested in Additional Stock Options to purchase 250,000 shares of the Company’s common stock; and

•	On December 31, 2010, so long as Executive is employed by the Company on such date, Executive shall become immediately vested in Additional Stock Options to purchase 250,000 shares of the Company’s common stock.
The Additional Stock Options shall be nonstatutory options.
4.	The term “Stock Options” contained in Sections 3.2, 3.3, 3.4, 3.5(b), 3.6, 4.3(b) and 4.3(c) Employment Agreement shall hereby be replaced with the words “Stock Options and Additional Stock Options.”

5.	All other provisions of the Employment Agreement shall remain in full force and effect.

6.	This Second Amendment may be executed in any number of counterparts, by original signature or facsimile, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one document.
     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first written above.
LIME ENERGY CO.

By: Name:	/s/ Richard Kiphart Richard P. Kiphart
Title:	Chairman

/s/ David Asplund David R. Asplund